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                                                                EXHIBIT 23.1(a)



                             Accountants' Consent


The Board of Directors
Gulf West Banks, Inc.
St. Petersburg, Florida:

We consent to the use of our report dated February 4, 1997 relating to the consolidated balance sheet as of December 31, 1996 and the related consolidated statements of earnings, stockholders' equity and cash flows for each of the years in the two-year period ended December 31, 1996 of Gulf West Banks, Inc. and to the use of our name under the caption of "Experts," in the Registration Statement on Form S-4 of Gulf West Banks, Inc.


/s/ HACKER, JOHNSON, COHEN & GRIEB P.A.


HACKER, JOHNSON, COHEN & GRIEB P.A.
Tampa, Florida

November 14, 1997